Exhibit 99.2

Warren Resources, Inc. Completes Initial Public Offering

NEW YORK, Dec. 22, 2004 /PRNewswire/ Warren Resources, Inc. (Nasdaq: WRES) announced today that its initial public offering was successfully completed. The Company sold 9.5 million shares at a price of $7.50 per share to the public. The underwriters have a 30-day option to purchase up to an additional 1,425,000 shares from the Company. The Company received approximately $ 66.2 million, net of expenses.

KeyBanc Capital Markets acted as the sole book-running manager of the offering. Jefferies & Company, Inc. and Sanders Morris Harris, Inc. acted as co-managers.

Copies of the prospectus relating to the offering may be obtained from KeyBanc Capital Markets by written request to 800 Superior Avenue, Cleveland, Ohio 44144, or by fax request to (216) 443-3901.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Warren Resources:

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its waterflood oil recovery program in the Wilmington Townlot Unit within the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary is headquartered in Casper, Wyoming.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, completion of the offering, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017